Filed Pursuant to Rule 433
Registration Nos.: 333-209768 and 333-209768-03

$1.14BN Nissan Auto Lease Trust NALT 2016-B **FULL PXING**

Joint Bookrunners: Citi (str), BofA Merrill Lynch, and HSBC

Co-Managers: Lloyds, Scotia Bank, SG, TD Securities

CLS	AMT ($MM)	WAL	M/F	L. Fin	Bench	Sprd	YLD	CPN	Price
A-1	120.00	0.24	P-1/F1+	09/15/17	YLD		0.750%	0.750%	100.00000
A-2a	375.00	1.19	Aaa/AAA	12/17/18	EDSF	+28	1.271%	1.260%	99.99101
A-2b	160.00	1.19	Aaa/AAA	12/17/18	1mL	+28			100.00000
A-3	388.00	1.97	Aaa/AAA	07/15/19	EDSF	+45	1.509%	1.500%	99.99171
A-4	97.00	2.36	Aaa/AAA	01/18/22	IntS	+55	1.621%	1.610%	99.98717

Ticker:	NALT 2016-B
Expected Ratings:	Moody’s / Fitch
Format:	SEC Registered
Settle:	09/21/16
First Pay:	10/17/16
Pricing Speed:	75% PPC to Maturity
ERISA Eligible:	YES
MIN DENOMS:	$25K x $1K
B&D:	Citi